Exhibit (c)(4)

The following exhibit has been edited solely to remove the actual names of the potential bidders.

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[LOGO]

Presentation to the Board of RRR

10-July-2006

Table of Contents

I.	Executive Summary

II.	Office REIT Market Overview

III.	RRR Overview

IV.	Standalone Valuation

V.	Pricing Analysis

VI.	Process Overview

The following pages contain material provided to the Board of Directors of RRR (“RRR”) by Citigroup Global Markets Inc. (“Citigroup”) and Goldman Sachs (“GS”) in connection with the Board’s strategic evaluation process.  No third party may rely upon or use the following materials nor may such materials be used for any other purpose.  The accompanying material was compiled or prepared on a confidential basis solely for the benefit and use of the Board of Directors of RRR in connection with the oral briefing being provided by Citigroup and GS in connection therewith and not with a view toward public disclosure under any securities laws or otherwise.  The information contained in this material was obtained from RRR and other sources.  Any estimates and projections contained herein have been prepared or adopted by the management of RRR, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized.  Citigroup and GS do not take responsibility for such estimates and projections, or the basis on which they were prepared.  No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future.  In preparing this material, Citigroup and GS, with your consent, assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and GS and upon the assurances of the management of RRR that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citigroup or GS.  This material was not prepared for use by readers not as familiar with the businesses and affairs of RRR as the Board of Directors of RRR and, accordingly, none of RRR, Citigroup, GS or any of their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of RRR.  This material is necessarily based upon information available to Citigroup and GS, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup and GS as of the date of the material.  Citigroup and GS do not have any obligation to update or otherwise revise the accompanying material.  This material may not be reproduced, disseminated, quoted or referred to, in whole or in part, or used for any other purposes, without the prior written consent of Citigroup and GS.

I.                                         Executive Summary

Executive Summary

The RRR (the “Company”) Board is being asked by its management to determine whether the Company should move forward with a process to explore a sale of the Company.  Key issues that the Board should consider include:

•                  Is now the right time to sell the Company?

•                  Current deal environment is extremely attractive

•                  Abundance of capital in the private market chasing down large real estate deals

•                  Range of valuation metrics as standalone company

•                  Future growth prospects of the Company

•                       What type of process to run?

•                       Exclusivity vs. 4-5 logical buyers vs. full auction process

•                       Timing

•                       Who are the likely credible buyers to contact?

•                       Impact of a sale process on the Company

•                       Next steps

•                       Proposed timetable

•                       Due diligence

II.                                               Office REIT Market Overview

Office REIT Market Overview

In the last twelve months, the Office REIT subsector was one of the best performing subsectors in the REIT universe with a total return of approximately 30%(2)

•                  Over the past five years, the average comparable, east coast Office REIT(1) forward FFO multiple has increased from 8.3x to 16.1x(2)

•                  Most Office REITs are trading at or near 52 week highs(2)

•                  Most Office REITs are trading at premium above their Wall Street average NAV(2)

•                  There have been five $1.0 billion+ deal in the Office REIT space done in the last year

•                  Private market transactions in the New York metro area continue to be robust:

•                           1211 Avenue of Americas – Sold for $1.52 bn in July 2006, with an assumed 4.5% going-in cap rate and a 6.5% unlevered IRR(3)

•                           44 S. Broadway (White Plains) – Sold for $180.0 mm, with an assumed 5.6% going-in cap rate and a 6.82% unlevered IRR(3)

(1) Includes SLG, OFC, RA, EOP, CLI & BDN

(2) Source:  IBES Consensus Estimates, Factset

(3) Per management estimates

REIT Transaction Environment

•                  REIT privatization environment has been very active, benefiting from a number of factors

•                  Excess capital from pension and opportunity funds

•                  Gap between strong private market valuations and public market valuations

•                  Strong stock price valuations relative to historic levels

•                  Low interest rates

•                  Aggressive financing environment

•                  Significant public company expenses

•                  After many quiet years in the office REIT sector, the last year saw five significant office transactions

•	Blackstone Group/Brookfield Properties	[GRAPHIC]	Trizec Properties/Trizec Canada	$8.9	billion
•	Blackstone Group	[GRAPHIC]	CarrAmerica Realty	$5.3	billion
•	GECC/Trizec Properties	[GRAPHIC]	Arden Realty	$4.7	billion
•	Brandywine Realty	[GRAPHIC]	Prentiss Properties	$3.6	billion
•	DRA Advisors	[GRAPHIC]	CRT Properties	$1.8	billion

Recent Office REIT M&A Activity

•                  Blackstone Group/Brookfield acquisition of Trizec Properties/Trizec Canada (announced 6/5/06)

•                  17.9% premium to previous day’s closing price

•                  Class A and B assets in Atlanta, Chicago, Dallas, Houston, Los Angeles, New York and Washington, D.C.

•                  All cash deal with a 5.6% implied cap rate(1)

•                  Blackstone Group’s acquisition of CarrAmerica Realty (announced 3/6/06)

•                  Class A assets in Washington D.C, Southern & Northern California, Texas, Seattle, Portland, Denver and Salt Lake City

•                  8.9% premium to previous day’s closing price

•                  All-cash deal with a 6.2% implied cap rate(1)

•                  GECC’s acquisition of Arden (announced 12/22/05)

•                  Southern California office, with asset quality ranging from A to B / B-(1)

•                  -3.7% discount to previous day’s closing price

•                  All-cash deal with a 6.0% implied cap rate(1)

•                  Trizec purchased 13 properties from Arden’s portfolio comprising approximately 4 million square feet

•                  Brandywine’s acquisition of Prentiss (announced 10/3/05)

•                  Class A and B assets in D.C., Dallas, Austin, Oakland and Southern California

•                  5.8% premium to previous day’s closing price

•                  Cash / stock consideration with a 6.6% implied cap rate(1)

•                  Prudential purchased $753 million of Prentiss assets in Denver, Washington, DC, and California

•                  DRA’s acquisition of CRT (announced 6/17/05)

•                  Class A and B office in Atlanta, Houston, Orlando and Jacksonville

•                  15.4% premium to previous day’s closing price

•                  All-cash deal with a 7.8% implied cap rate(1)

(1) Source: Green Street Advisors

III.                                           RRR Overview

RRR Overview

Key Observations

•                  On a total return basis and since its IPO, RRR has outperformed its peer group of Office REITs(1), the MSCI REIT Index and the S&P 500(2)

•                  Since its restructuring announced on 10 September 2003, RRR has likewise outperformed its peers on a total returns basis(2)

•                  Wall Street research analyst have responded positively to the corporate restructuring program announced in September 2003

•                  RRR is currently trading at a 7.3% premium to Wall Street consensus NAV(3)

•                  The average Wall Street analyst share price target is $44.00(3)

•                  RRR’s historical Price / FFO and AFFO multiples have historically been in the middle to top of its peer group range(2)

(1) Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CRE, CEI, CLI, EOP, MPG, SLG, TRZ, VNO

(2) Source:  Factset, IBES Consensus

(3) Source:  Factset, SNL Financial

Comparison of Selected US Office REITs

Sorted by 2006E FFO Multiple

($ in millions, except per share data)

	Closing	% of 52		Total
	Price	Week	Dividend	Market	Enterprise	Net Debt +	FFO Multiples(2)				AFFO Multiples
	07/07/06	High	Yield	Cap	Value (EV)	Preferred / EV	2006E		2007E		2006E		2007E
SL Green Realty	110.29	100.0	2.2	5,007	8,091	37.7	24.3		22.3		33.7		29.2
Kilroy Realty Corp.	72.09	92.7	2.9	2,356	3,476	32.2	22.5		20.9		28.6		28.4
Boston Properties	92.00	95.0	3.0	12,361	17,423	29.1	21.8		20.9		28.1		26.7
Corporate Office Properties	42.44	92.6	2.6	2,068	3,668	43.6	20.7		18.4		27.2		24.0
Cousins Properties	30.61	90.1	4.8	1,553	2,467	36.0	19.7		16.9		23.7		20.0
Vornado	98.35	99.4	3.3	15,407	25,428	39.4	19.3		18.2		23.0		22.9
RRR	41.86	90.8	4.1	3,611	5,980	35.2	17.8		15.5		29.1		24.9
Alexandria Real Estate	90.31	93.0	3.1	2,057	3,806	45.4	17.5		16.1		20.2		18.3
Brookfield Realty	32.42	94.9	2.3	7,501	14,335	47.3	17.2		15.8		20.9		19.2
Biomed Realty Trust Inc.	30.11	99.5	3.9	1,768	2,007	11.9	17.1		14.9		19.7		16.9
Washington REIT	36.94	95.4	4.5	1,558	2,305	32.3	16.8		15.9		22.3		20.2
Equity Office Properties	36.68	99.8	3.6	14,981	30,827	46.9	16.7		15.8		29.8		27.8
Maguire Properties	36.03	98.5	4.4	1,935	4,868	60.2	16.2		14.4		27.1		21.6
Crescent Real Estate Equities	18.92	87.0	7.9	1,924	4,374	56.0	14.8		11.0		16.9		11.4
Liberty Property	44.40	90.6	5.5	4,099	6,515	37.1	14.1		13.5		17.9		16.9
Glenborough Realty Trust	21.79	98.7	5.0	765	1,642	53.4	13.7		12.8		17.9		19.5
Mission West	10.89	91.5	5.9	1,139	1,464	22.2	13.4		19.3		15.1		21.4
Mack-Cali Realty	46.07	95.6	5.5	3,584	5,763	37.8	12.8		12.9		17.9		17.8
Brandywine Realty	31.61	96.6	5.6	3,003	6,073	50.5	12.6		12.0		19.5		18.2
Parkway Properties	45.01	84.0	5.8	638	1,406	53.9	11.0		11.1		22.5		19.3
American Financial Realty Trust	9.65	61.3	11.2	1,249	4,168	70.0	7.3		9.2		14.4		16.4
High		100.0%	11.2%	$15,407	$30,827	70.0%	24.3	x	22.3	x	33.7	x	29.2	x
Mean		92.7%	4.6%	$4,217	$7,433	41.8%	16.5	x	15.6	x	22.6	x	21.0	x
Median		94.9%	4.4%	$2,068	$4,374	39.4%	16.8	x	15.8	x	22.3	x	20.0	x
Low		61.3%	2.2%	$638	$1,406	11.9%	7.3	x	9.2	x	14.4	x	11.4	x

Source: Latest publicly available financial statements

(1) Equity Market Cap based on basic shares and units outstanding

(2) All projected FFO estimates have been calendarized. FFO numbers based on IBES median estimates (including RRR)

RRR Stock Price Performance

IPO – Present

[CHART]

(1) Source: Factset, Bloomberg

Total Stock Return

IPO to Present

[CHART]

Source: Factset

Note: Total returns include dividends. Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CRE, CEI, CLI, EOP, MPG, SLG, TRZ, VNO

Since Corporate Restructuring – Announced 9/10/03

[CHART]

Source: Factset

Note: Total returns include dividends. Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CRE, CEI, CLI, EOP, MPG, SLG, TRZ, VNO

Since 52-Week High (3/30/06)

[CHART]

Source: Factset

Note: Total returns include dividends. Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CRE, CEI, CLI, EOP, MPG, SLG, TRZ, VNO

Historical Forward FFO Multiples

Comparable East Coast Office REITs

[CHART]

(1) Source: Factset, IBES Consensus estimates

NAVs and Cap Rates

Comparable Office REITs

RRR is trading at a 7.3% premium to Street Consensus NAV

	Closing Price as of		Street Average NAV	Premium/(Discount) to Street	Green Street Implied
Company	7/07/06	Green Street NAV(1)	Estimate(2)	NAV	Nominal Cap Rate

Corporate Office Properties	$42.44	NA	$35.22	20.5%	NA
SL Green	110.29	96.50	93.16	18.4%	4.6%
Brookfield Properties	32.42	29.50	29.54	9.7%	5.6%
Boston Properties	92.00	83.25	84.74	8.6%	5.1%
Reckson Associates	41.86	39.00	39.00	7.3%	5.3%
Equity Office Properties	36.68	37.25	34.22	7.2%	6.2%
Brandywine Realty	31.61	NA	29.59	6.8%	NA
Kilroy Realty Corp.	72.09	68.50	68.19	5.7%	5.5%
Highwoods Properties	36.21	38.00	35.76	1.3%	7.5%
Mack-Cali Realty	46.07	49.50	46.34	-0.6%	7.3%
Arden Realty(3)	38.67	41.11	39.89	-3.1%	NM
CarrAmerica Realty(4)	37.11	43.00	39.07	-5.0%	6.2%

			High	20.5%	7.5%

			Mean	6.4%	5.9%

			Median	7.0%	5.6%

			Low	-5.0%	4.6%

(1)  As per Green Street Advisors

(2)  As per SNL DataSource and Green Street Advisors

(3)  Arden stock price and NAV estimates as of 7 September 2005, which represents the approximate day prior to public merger speculation

(4)  CarrAmerica stock price and NAV estimates as of 16 February 2006, which represents the approximate day prior to public merger speculation

Summary of Research Analysts’ Ratings

		NAV		Implied
			Premium / (Discount) to	Nominal	Target	2006E	2007E
Bank	Stock Rating	Estimate	NAV	Cap Rate	Share Price	FFO	FFO	Date
Green Street Advisors	Sell	$39.00	7.3%	5.3%	—	$2.52	$2.73	6/7/06
Deutsche Bank Securities	Buy	—	—	—	46.00	2.40	2.70	3/3/06
Goldman, Sachs & Co.	Hold	—	—	—	—	2.39	2.72	5/4/06
Banc of America Securities	Buy	39.25	6.6%	—	44.00	2.37	2.64	5/5/06
RBC Capital Markets	Buy	40.00	4.7%	—	42.00	2.37	2.71	5/19/06
J.P. Morgan Securities Inc.	Buy	—	—	—	—	2.35	2.62	5/5/06
Merrill Lynch & Co.	Hold	38.00	10.2%	—	—	2.27	2.70	5/4/06
Stifel Nicolaus & Co.	Buy	38.76	8.0%	5.6%	—	2.24	2.64	5/26/06
Average / Consensus		$39.00	7.3%	5.45%	$44.00	$2.36	$2.68

Source: As per SNL DataSource

Selected Research Analyst Commentary

Green Street Advisors

08-Mar-2006

•             While CEO Scott Rechler and his team have done an admirable job over the past 1-2 years, a key question for REIT investors is whether they can find a sufficient amount of high-quality external growth opportunities to justify the pricing premium being accorded by the market

Lehman Brothers

29-June-2006

•             RRR trades at a relative discount to its peers and is, in our opinion, a value play on the Metro NYC markets.  Additionally, RRR is well positioned to capture any “flight to the suburbs” caused by rent spikes in Manhattan, as well as any RE portfolio rationalization executed by sophisticated global corporations with a variety of space needs

RBC Capital Markets

19-May-2006

•             After some unsuccessful forays into non-real estate ventures such as RSVP and Frontline during the internet era, streamlining its industrial portfolio, fewer family members in management and a successful entry into Manhattan through the Tower acquisition, RRR seems to be finally settling down well

•             We expect RRR to produce above-average performance in Long Island and New York City, with modest improvements in Connecticut, Westchester and New Jersey, in the last quarter of 2006. With 30% of expirations located in NYC/New Jersey, we expect leases to be up in the 7-10% range for the rest of 2006 as supply of premium space is limited

JPMorgan

05-May-2006

•             RRR’s New York City metropolitan area exposure combined with its attractive investment opportunities and our positive bias toward the office property group warrants an Overweight rating, in our view

•             We think the company still represents exposures we favor in the REIT group, mainly the New York metro office markets at a discounted multiple

•             We believe that FFO growth in the next couple of years should average 200-300 basis points above its peers, and the dividend deficit should shrink by the end of 2007

IV.                                          Standalone Valuation

Preliminary Valuation Overview

Summary

In conducting our preliminary valuation analysis, we utilized the following methodologies, based upon Management projections:

•                  Net Asset Value Analysis

•                  Trading FFO Multiples Analysis

•                  Three-Year Discounted Cash Flow Analysis

•                  Five-Year Discounted Cash Flow Analysis

Management NAV Analysis

Note:  Pro Forma for Sale of Tranche III to LPT

($ and SF in millions, except per share and per SF amounts)

					Pro Rata
				Pro Rata	Share of
		Current	Pro Rata	Share of	Capitalized	Implied
State	Asset Pool	Ownership	Sq. Ft.	2007E NOI (1)	NOI (1) (2)	Cap Rate (1)	Value
Connecticut	Strategic	87.6%	1.1	$18.6	$18.8	6.25%	$300.2
	A-LPT	25.0	0.2	2.1	2.5	8.27	30.7
Long Island	Strategic	90.2	2.9	45.3	43.8	6.64	660.2
	Core Plus	100.0	0.7	9.8	10.7	7.40	144.1
	A-LPT	25.0	0.3	4.6	4.2	6.62	63.2
New Jersey	Strategic	88.3	0.9	20.6	22.7	6.11	371.2
	Core Plus	100.0	1.4	16.9	16.8	6.75	248.4
	A-LPT	25.0	0.1	1.9	1.9	7.84	23.7
New York		69.9	3.8	102.4	105.8	5.33	1,986.5
Westchester	Strategic	100.0	1.8	28.9	30.8	6.29	490.1
	Core Plus	94.7	1.8	23.2	28.2	6.43	439.1
	A-LPT	25.0	0.2	3.1	3.1	8.25	37.1
GROSS REAL ESTATE VALUE		76.0%	15.3	$277.3	$289.2	6.03%	$4,794.4
Inactive Development Properties (3)							$101.7
Active Developmental Properties (4)							96.6
Investments in RSVP							55.2
Investment in JVs							5.0
Investments in Notes Receivable							169.0
Cash and Cash Equivalents (5)							52.7
Tenant Receivables							16.3
Prepaid Expenses and Other Assets (6)							45.8
Contract Deposits							0.3
FF&E							12.9
Value of Australia LPT Management							11.0
Total Other Assets							$566.5
GROSS ASSET VALUE							$5,360.9
TOTAL LIABILITIES (7)							$2,097.1
NET ASSET VALUE							$3,263.8
Diluted Shares and Units Outstanding							86.8
NET ASSET VALUE PER SHARE							$37.60
NET ASSET VALUE PER SHARE Based on Replacement Cost (1)							$55.00

Footnotes

Note: Reflects Tranche III assets at 25% ownership interest and TIAA JV assets at current ownership interest (51%)

(1)       Per Management estimates

(2)       Represents NOI for year in which property achieves stabilization, per Management estimates

(3)       Assumes a multiple of 1.25x cost, except for Giralda Farms - Chatham, which is valued at 2.00x cost

(4)       Represents the NPV of the 3 active development properties (7 Landmark Square, University Square and 103 Corporate Drive) at a discount rate of 15.0% per Management estimates.  Reckson Executive Park 7, 4 Giralda Farms - Madison and 11 Giralda Farms - Chatham are valued at $60.00 PSF per Management estimates

(5)       3/31/06 cash balance adjusted for the sale of 75% interest in Tranche III assets to AUS LPT for net proceeds of $36.2mm, net cash outflows of $18.4mm related to development projects during the remainder of 2006 and $7.8 mm of other estimated transaction related disbursements

(6)       Reflects reduction in other assets of $88.0mm related to cash used to reduce the line of credit balance at 3/31/06 from $180.0mm to $92.0mm.  Other assets is also reduced by non cash items totaling $46.0mm per Management estimates

(7)       Includes pro rata share of consolidated and unconsolidated mortgage debt, unsecured debt, convertible debentures, and line of credit totaling $1,910.9 mm.  Also includes preferred stock of $1.2mm and Other Liabilities consisting of accrued expenses, deferred revenue and dividends payable totaling $185.0mm

		Est.	Total Square
		Completion	Feet at	Est. Costs	Stabilized
Projects in Development	Location	Date (1)	Completion (1)	Remaining (1)	Cashflow (1)	Value (2)
7 Landmark Square	Stamford, CT	12/31/2006	37,000	$4.9	$0.9	$4.8
University Square	Princeton, NJ	12/31/2006	300,000	44.9	7.5	34.5
103 Corporate Park Drive	Westchester	12/31/2007	67,207	10.0	1.5	4.9
Reckson Executive Park Building 7	Westchester	12/31/2007	300,000	60.9	8.3	18.0
4 Giralda Farms - Madison Township	NJ	6/30/2008	448,000	111.3	13.4	26.9
11 Giralda Farms - Chatham Township	NJ	12/31/2008	125,000	34.8	3.8	7.5
Total			1,277,207	$266.8	$35.3	$96.6

Projects Carried at Cost	Location	Current Cost(3)	Valuation Multiple(1)		Value
734 Washington Blvd.	Connecticut	$1.2	1.25	x	$1.4
East Patchogue	LI	3.3	1.25		4.2
Reckson Plaza Land	LI	19.9	1.25		24.9
AIP 45	LI	1.1	1.25		1.4
Eagle Rock III	NJ	6.5	1.25		8.1
Giralda Farms - Chatham Township	NJ	7.6	2.00		15.2
Valhalla Office Park	Westchester	37.1	1.25		46.3
Contract Deposits		0.2	1.25		0.2
Total Land Value					$101.7

Total Estimated Development Value					$198.3
Estimated Book Value as of 3/31/06					163.3
Implied Premium to Book Value					21.4%

(1)  Per Management estimates

(2)  Value for 7 Landmark Square, University Square and 103 Corporate Park Drive based on NPV using Management estimates of future development costs, operating income based on 10.0% cash yield on construction costs and lease-up period of 1.0 -1.5 years, a terminal value based on 2012 NOI (10.0% cash yield on cost) capitalized at weighted average rate of 6.5% and a discount rate of 15%, per Management estimates. Value of Reckson Executive Park Building 7, 4 Giralda Farms - Madison and 11 Giralda - Farm Chatham that are valued at $60.00 PSF based on Management estimates

(3)  Book value as of 3/31/06

Trading FFO Multiple Sensitivity

Based Upon Management Projections – Values Not Discounted to Present

Multiple of FFO / Share

	FFO / Share(1)
	2006E	2007E	2008E	2009E	2010E	2011E
	$ 2.37	$ 2.62	$ 2.90	$ 3.28	$ 3.44	$ 3.61
11.5 x	$27.22	$30.19	$33.38	$37.70	$39.58	$41.56
12.5 x	29.59	32.81	36.28	40.97	43.02	45.17
13.5 x	31.95	35.44	39.19	44.25	46.46	48.79
14.5 x	34.32	38.06	42.09	47.53	49.91	52.40
15.5 x	36.69	40.69	44.99	50.81	53.35	56.01
16.5 x	39.06	43.31	47.89	54.09	56.79	59.63
17.5 x	41.42	45.94	50.80	57.36	60.23	63.24
18.5 x	43.79	48.56	53.70	60.64	63.67	66.86

•                       RRR currently trades at 17.8x 2006E FFO and 15.5x 2007E FFO(2)

•                       Comparable east coast Office REIT’s(3) have historically traded at an 11.5x forward multiple over the prior five year period(2)

•                       The current median US Office REIT 2006E FFO multiple is 16.8x and 2007E FFO multiple is 15.8x(2)

(1)	Source: FFO projections through 2009 as per Company management (excludes LTIP Special Out-performance Award). For 2010 and 2011, FFO has been grown at an assumed 5.0%, per Management
(2)	Source: Factset, IBES Consensus Estimates
(3)	Comparable east coast Office REITs include SLG, OFC, RA, EOP, CLI & BDN

Discounted Cash Flow Analysis

3-Year – Based Upon Management Projections

Three-Year Discounted Cash Flow to Investors	2007	2008	2009
Projected Dividends / Share(1)	$1.70	$1.77	$1.84
2009E FFO / Share(2)	3.28
Residual Implied Per Share Value at Reckson’s Current 2007E Multiple (15.5x)	50.81
Present Implied Per Share Value @ 9% discount rate	$1.56	$1.49	$40.65
Implied Value Per Share (3)	$43.70

Multiple of 2009E FFO / Share

	Discount Rate
	7.0%	8.0%	9.0%	10.0%	11.0%
12.5 x	$38.08	$37.07	$36.10	$35.17	$34.27
13.5 x	40.75	39.68	38.64	37.63	36.67
14.5 x	43.43	42.28	41.17	40.10	39.06
15.5 x	46.11	44.88	43.70	42.56	41.46
16.5 x	48.78	47.48	46.23	45.02	43.86
17.5 x	51.46	50.08	48.76	47.48	46.25
18.5 x	54.13	52.69	51.29	49.95	48.65

(1)	Source: Management. Assumes a 4.0% dividend growth rate per year, starting in 2008 (per Management)
(2)	Source: Management. Excludes recognition of LTIP Special Out-performance Award
(3)	Assumes discounting using a 9.0% discount rate per Management and based upon precedent transactions. Model discounts to 12/31/06

5-Year – Based Upon Management Projections

Five-Year Discounted Cash Flow to Investors	2007	2008	2009	2010	2011
Projected Dividends / Share(1)	$1.70	$1.77	$1.84	$1.91	$1.99
2011E FFO / Share(2)					3.61
Residual Implied Per Share Value at Reckson’s Current 2007E Multiple (15.5x)					56.01
Present Implied Per Share Value @ 9% discount rate	$1.56	$1.49	$1.42	$1.35	$37.70
Implied Value Per Share (3)	$43.52

Multiple of 2011E FFO / Share

	Discount Rate
	7.0%	8.0%	9.0%	10.0%	11.0%
12.5 x	$39.72	$38.05	$36.47	$34.98	$33.56
13.5 x	42.29	40.51	38.82	37.22	35.70
14.5 x	44.87	42.97	41.17	39.46	37.85
15.5 x	47.45	45.43	43.52	41.71	39.99
16.5 x	50.02	47.89	45.87	43.95	42.13
17.5 x	52.60	50.35	48.22	46.19	44.28
18.5 x	55.18	52.81	50.56	48.44	46.42

(1)	Source: Management. Assumes a 4.0% dividend growth rate per year, starting in 2008 (per Management)
(2)	Source: Company management. Excludes recognition of LTIP Special Out-performance Award. FFO projections beyond 2009 estimated by applying a 5.0% growth, per Management
(3)	Assumes discounting using a 9.0% discount rate per Management and based upon precedent transactions. Model discounts to 12/31/06

V.                                              Pricing Analysis

Pricing Analysis

Summary

In addition to the standalone value analysis, the Board should also consider the following to understand at what price a potential buyer would consider paying for the Company:

•                  Comparable Transactions Analysis

•                  Stock Trading History

•                       One Year

•                       Since 52-Week High

•                  Illustrative Sponsor Returns Analysis

•                  Public REIT Ability to Pay Analysis

•                  Interest Rates

•                  Net Asset Value & Replacement Costs

Recent REIT Transactions

AMLI
Pan Pacific	Bedford	Town &	Centerpoint	Residential
RRR at	Retail	Heritage	Trizec	CarrAmerica	Property	Arden	Country	Properties	Properties	CRT
$45.00	Properties	Properties	Properties	Realty	Investors	Realty	Trust	Trust	Trust	Properties

Premium on Announcement(1)	7.5%	0.0%	3.3%	17.9%	8.9%	10.5%	-3.7%	35.1%	9.6%	20.7%	15.4%

Premium to 30-day Average(1)	13.7%	3.7%	7.2%	21.1%	17.3%	18.2%	-1.3%	35.1%	10.0%	19.9%	19.4%

Premium to 90-day Average(1)	9.4%	4.6%	0.3%	19.3%	25.3%	19.0%	7.9%	40.1%	15.3%	20.1%	22.7%

Premium/ (Discount) to 52-Week High	-2.4%	-5.1%	-10.2%	10.1%	7.9%	9.9%	-4.0%	31.4%	0.1%	13.0%	15.4%

Premium to Street Average NAV(2)	16.6%	-1.2%	-7.9%	12.7%	17.4%	27.1%	17.0%	33.8%	42.4%	2.0%	15.8%

Premium to Green Street NAV	15.4%	3.6%	-6.8%	7.4%	11.2%	NA	10.4%	24.7%	57.2%	2.0%	NA

Implied Forward FFO Multiple(3)	19.0	x	17.5	x	13.3	x	17.7	x	17.0	x	17.3	x	17.7	x	21.0	x	17.9	x	17.9	x	13.6	x

Implied Nominal Cap Rate(4)	5.3%	NA	NA	5.6%	6.2%	6.4%	6.0%	NA	NM	6.0%	7.8%

(1) Source: FactSet. RRR data based on closing prices on July 7, 2006

(2) Source: SNL DataSource & Green Street Advisors

(3) Based on IBES median forward FFO estimates at the time of announcement, except RRR which is as per Management

(4) Source: Green Street, except for CRT Properties (Stifel Nicolaus)

Shares Traded at Various Prices

RRR Stock Price – One Year

[CHART]

Source: Factset

RRR Stock Price – March 29, 2006 (52 Week High) to Current

[CHART]

Source: Factset

Illustrative Sponsor Acquisition Analysis

Portfolio Overview at $45.00 per Share

($ & Sq. Ft. in millions, except per SF data)

		2008E - 2011E CAGR						Implied 2007E	Implied 2008E
	Pro Rata	Pro Rata		Pro Rata	Pro Rata	Implied RE		Going In Cap	Going In Cap
Location	Sq. Ft.	Cash Flow	Pro Rata NOI	2007E NOI (1)	2008E NOI (1)	Value (2)	PSF	Rate (3)	Rate (3)

Connecticut	1.26	10.2%	11.5%	$19.8	$22.7	$363.5	$287.6	5.46%	6.23%

Long Island	3.66	6.9	4.5	55.8	59.8	941.9	257.6	5.92	6.35

New York City (exclusive of One Court Square)	3.42	5.5	5.0	98.1	115.3	2,129.4	623.0	4.61	5.42

One Court Square	0.42	0.9	0.9	9.2	9.3	153.0	363.9	6.00	6.05

New Jersey	2.47	4.2	4.8	38.6	48.1	731.5	295.9	5.27	6.58

Westchester	3.75	7.9	6.0	53.1	64.9	1,108.0	295.9	4.80	5.86

RA AU-LPT	0.83	4.2	4.2	11.4	12.4	175.6	211.3	6.50	7.04

Total 4 and Weighted Average	15.81	6.1%	5.4%	$286.0	$332.5	$5,602.8	$354.5	5.11%	5.93%
	2007E Going In Cap Rate (w/ Trans. Cost) (5)							4.89%

Note: Reflects Tranche III assets at 25% ownership interest and TIAA JV assets at 100% ownership

(1)  Per Management estimates

(2)  Represents implied real estate value based on a stock price of $45.00 per share (excluding transaction costs). Allocations of value to individual assets are based on each asset’s contribution to the Company’s NAV estimate

(3)  Calculated based on pro rata 2007E and 2008E NOI and implied real estate values, excluding transaction costs

(4)  Total for pro rata sq. ft., pro rata NOI and implied real estate values

(5)  Includes transaction costs of $243.1mm ($2.80 per share)

Assumes Seller Exit Cap of 50 bps higher than Going-In Cap; Assumes 74% Debt to EV

($ in millions, except per SF data)

					Cap Rate on		Remaining Portfolio
		Asset Dispositions (1)			Remaining Assets		5 Year IRR (4)
		Going In
Impact on Seller		Cap Rate (2)	Sale Price (2)	Sales PSF	Going In (3)	Exit (3)	Unlevered	Levered

BASE CASE:	No Asset Dispositions	NA	NA	NA	5.11%	5.61%	9.4%	15.4%

SCENARIO 1:	Sell Long Island Assets	5.92%	$1,029.5	$285.0	4.94	5.44	10.0	16.6

SCENARIO 2:	Sell 919 Third Avenue & One Court	4.83	705.3	631.2	5.14	5.64	9.8	17.6

SCENARIO 3:	Sell 919 Third Avenue, One Court and Tower 45	4.99	937.0	601.2	5.13	5.63	9.9	17.9

SCENARIO 4:	Sell Developmental Properties at Current Value	NA	198.3	NA	5.11	5.61	8.9	14.1

					Terminal Value
		Asset Purchase (1)			Assumptions		10 Year IRR
		Going In
Impact on Buyer		Cap Rate (2)	Purchase Price (2)	Purchase PSF	2017 NOI	Exit Cap Rate (5)	Unlevered	Levered (6)

Long Island		5.92%	$1,029.5	$285.0	$90.9	6.67%	7.6%	11.5%
919 Third Avenue		4.50	550.9	790.4	39.2	5.25	6.5	8.2
One Court Square		6.00	154.4	367.2	10.0	6.75	6.7	9.8
Tower 45		5.50	231.8	525.4	17.3	6.25	6.5	8.3

SCENARIO 1:	Sell Long Island Assets	5.92%	$1,029.5	$285.0	$90.9	6.67%	7.6%	11.5%

SCENARIO 2:	Sell 919 Third Avenue & One Court	4.83	705.3	631.2	49.2	5.58	6.5	8.6

SCENARIO 3:	Sell 919 Third Avenue, One Court and Tower 45	4.99	937.0	601.2	66.6	5.74	6.5	8.5

(1)       Scenario 1, 2 and 3 assumes certain assets are sold post transaction in mid 2007

(2)       Assumes assets are sold at the property’s cap rate implied by a stock price of $45.00 per share (excluding transaction costs) applied to 2008E NOI per Management estimates

(3)       Exit cap rate assumes a 50 bps spread to the going in cap rate (excluding transaction costs)

(4)       Returns are based on a $45.00 share price, (7.5% premium to 07/07/06’s close), 74% Debt / TEV and a weighted average cost of debt 7.1%. Terminal value includes $539.6mm relating to 6 active development projects, valued based on a 10.0% yield on cost and a blended exit cap rate of 6.5%

(5)       Assumes a 75 bps spread to the going-in cap rate on a per property basis

(6)       Assumes a 75.0% LTV on in each case at a 6.4% interest rate for all assets except for One Court Square, which assumes current debt remains in place

(7)       Assumes developmental properties are sold at current value per management estimates

Assumes Seller Exit Cap of 75 bps higher than Going-In Cap; Assumes 74% Debt to EV

($ in millions, except per SF data)

					Cap Rate on		Remaining Portfolio
		Asset Dispositions (1)			Remaining Assets		5 Year IRR (4)
		Going In
Impact on Seller		Cap Rate (2)	Sale Price (2)	Sales PSF	Going In (3)	Exit (3)	Unlevered	Levered

BASE CASE:	No Asset Dispositions	NA	NA	NA	5.11%	5.86%	8.7%	13.2%

SCENARIO 1:	Sell Long Island Assets	5.92%	$1,029.5	$285.0	4.94	5.69	9.2	14.5

SCENARIO 2:	Sell 919 Third Avenue & One Court	4.83	705.3	631.2	5.14	5.89	9.1	15.3

SCENARIO 3:	Sell 919 Third Avenue, One Court and Tower 45	4.99	937.0	601.2	5.13	5.88	9.1	15.5

SCENARIO 4:	Sell Developmental Properties at Current Value	NA	198.3	NA	5.11	5.86	8.1	11.6

					Terminal Value
		Asset Purchase (1)			Assumptions		10 Year IRR
		Going In
Impact on Buyer		Cap Rate (2)	Purchase Price (2)	Purchase PSF	2017 NOI	Exit Cap Rate (5)	Unlevered	Levered (6)

Long Island		5.92%	$1,029.5	$285.0	$90.9	6.92%	7.3%	10.6%
919 Third Avenue		4.50	550.9	790.4	39.2	5.50	6.1	7.1
One Court Square		6.00	154.4	367.2	10.0	7.00	6.5	9.3
Tower 45		5.50	231.8	525.4	17.3	6.50	6.2	7.4

SCENARIO 1:	Sell Long Island Assets	5.92%	$1,029.5	$285.0	$90.9	6.92%	7.3%	10.6%

SCENARIO 2:	Sell 919 Third Avenue & One Court	4.83	705.3	631.2	49.2	5.83	6.2	7.6

SCENARIO 3:	Sell 919 Third Avenue, One Court and Tower 45	4.99	937.0	601.2	66.6	5.99	6.2	7.6

(1)       Scenario 1, 2 and 3 assumes certain assets are sold post transaction in mid 2007

(2)       Assumes assets are sold at the property’s cap rate implied by a stock price of $45.00 per share (excluding transaction costs) applied to 2008E NOI per Management estimates

(3)       Exit cap rate assumes an 75 bps spread to going in cap rate (excluding transaction costs)

(4)       Returns are based on a $45.00 share price, (7.5% premium to 07/07/06’s close), 74% Debt / TEV and a weighted average cost of debt 7.1%. Terminal value includes $539.6mm relating to 6 active development projects, valued based on a 10.0% yield on cost and a blended exit cap rate of 6.5%

(5)       Assumes a 100 bps spread to the going-in cap rate on a per property basis

(6)       Assumes a 75.0% LTV on in each case at a 6.4% interest rate for all assets except for One Court Square, which assumes current debt remains in place

(7)       Assumes developmental properties are sold at current value per management estimates

SL Green Ability to Pay Analysis

Key Assumptions

•                  Two scenarios shown:  100% Stock and 50% Stock / 50% Cash

•                  Assumes RRR G&A synergies of 50%

•                  RRR FFO / Share Assumption:

•                  2006 FFO / Share of $2.37, as per Management

•                  2007 FFO / Share of $2.62, as per Management

•                  SLG FFO / Share Assumption:

•                  2006 FFO / Share of $4.54, as per IBES consensus estimates

•                  2007 FFO / Share of $4.96, as per IBES consensus estimates

•                  Assumes transaction costs of $167.3mm(1)

•                  Assumes SLG cost of new debt of 6.75%

•                  Analysis shows FFO accretion / dilution both with and without assumed FAS 141 FFO Adjustment of $72.5mm per year for below-market leases(2)

(1)

Transaction costs as per Management. Assumes assumption of all outstanding target debt. Assumes that principal of $287.5mm convertible paid in cash and amount above strike price of $40.63 settled in stock

(2)

As per Management property cashflow models and Management’s view of current market rent conditions. Calculated on a building-by-building basis; assumes 9.0% discount rate for NPV and assumes 7 year amortization, per Management

SL Green Acquires RRR – Summary Accretion / Dilution (100% Stock)

Exchange Ratio
0.42 x	0.43 x	0.44 x	0.45 x
Implied Purchase Price Per Share(1)	$46.05	$47.15	$48.25	$49.35
Premium to Market Price	10.0%	12.6%	15.3%	17.9%
Implied Multiple to Target Management’s 2007E FFO/Share(2)	13.3	x	13.6	x	13.9	x	14.3	x
% of Acquiror’s 2007E FFO Multiple	59.8%	61.3%	62.7%	64.1%

Common Equity Consideration (Value of New Shares Issued)	$4,028.7	$4,125.9	$4,223.2	$4,320.5
Cash Consideration	0.0	0.0	0.0	0.0
Assumed Net Debt + Preferreds	1,551.1	1,551.1	1,551.1	1,551.1
Transaction Costs(3)	167.3	167.3	167.3	167.3
Convert Principal Settlement	287.5	287.5	287.5	287.5
Total Acquisition Cost	$6,034.5	$6,131.7	$6,229.0	$6,326.3
2007E FFO Accretion/(Dilution) ($)(2)	$1.32	$1.26	$1.19	$1.13
2007E FFO Accretion/(Dilution) (%)	26.64%	25.31%	24.00%	22.73%

2007E FFO Accretion/(Dilution) ($) Without FAS 141 Adjustment(2)	$0.44	$0.39	$0.33	$0.28
2007E FFO Accretion/(Dilution) (%) Without FAS 141 Adjustment	8.91%	7.76%	6.64%	5.55%

NewCo (Pro Forma Balance Sheet - 3/30/06)(3)
Equity Market Cap(4)	$9,154.9	$9,252.2	$9,349.4	$9,446.7
Total Debt(4)	4,103.7	4,103.7	4,103.7	4,103.7
Preferred(4)	249.5	249.5	249.5	249.5
Total Market Cap	$13,508.1	$13,605.4	$13,702.6	$13,799.9
Total Debt / Market Cap	30.4%	30.2%	29.9%	29.7%
Total Debt + Preferred / Market Cap	32.2%	32.0%	31.8%	31.5%
Target’s Percent of NewCo (Fully Diluted)	44.0%	44.6%	45.2%	45.7%

(1)       Based upon 7 July 2006 closing prices per share for SL Green and RRR

(2)       Target projections reflect FAS 141 estimate of $73.5mm, per Management. Acquirer estimates as per Wall Street equity analyst estimates

(3)       Transaction costs as per Management estimates. Assumes that Acquirer will assume 100.0% of Target outstanding debt

(4)       Per Management, Target’s balance sheet is pro forma for sale of Tranche III assets to Australian LPT and pro forma for refinancing of debt at One Landmark with Target’s credit facility

SL Green Acquires RRR – Summary Accretion / Dilution (50% Stock / 50% Cash)

Exchange Ratio
0.21 x	0.21 x	0.22 x	0.22 x
Implied Purchase Price Per Share(1)	$46.05	$47.15	$48.25	$49.35
Premium to Market Price	10.0%	12.6%	15.3%	17.9%
Implied Multiple to Target Management’s 2007E FFO/Share(2)	13.3	x	13.6	x	13.9	x	14.3	x
% of Acquiror’s 2007E FFO Multiple	59.8%	61.3%	62.7%	64.1%

Common Equity Consideration (Value of New Shares Issued)	$2,014.3	$2,063.0	$2,111.6	$2,160.2
Cash Consideration	2,014.3	2,063.1	2,111.9	2,160.6
Assumed Net Debt + Preferreds	1,551.1	1,551.1	1,551.1	1,551.1
Transaction Costs(3)	167.3	167.3	167.3	167.3
Convert Principal Settlement	287.5	287.5	287.5	287.5
Total Acquisition Cost	$6,034.5	$6,131.9	$6,229.3	$6,326.7
2007E FFO Accretion/(Dilution) ($)(2)	$0.99	$0.90	$0.81	$0.72
2007E FFO Accretion/(Dilution) (%)	20.02%	18.19%	16.38%	14.60%

2007E FFO Accretion/(Dilution) ($) Without FAS 141 Adjustment(2)	$(0.13)	$(0.22)	$(0.30)	$(0.38)
2007E FFO Accretion/(Dilution) (%) Without FAS 141 Adjustment	(2.71)%	(4.38)%	(6.04)%	(7.67)%

NewCo (Pro Forma Balance Sheet - 3/30/06)(3)
Equity Market Cap(4)	$7,140.6	$7,189.3	$7,238.0	$7,286.7
Total Debt(4)	6,118.0	6,166.8	6,215.6	6,264.4
Preferred(4)	249.5	249.5	249.5	249.5
Total Market Cap	$13,508.1	$13,605.6	$13,703.1	$13,800.5
Total Debt / Market Cap	45.3%	45.3%	45.4%	45.4%
Total Debt + Preferred / Market Cap	47.1%	47.2%	47.2%	47.2%
Target’s Percent of NewCo (Fully Diluted)	28.2%	28.7%	29.2%	29.6%

(1)       Based upon 7 July 2006 closing prices per share for SL Green and RRR

(2)       Target projections reflect FAS 141 estimate of $73.5mm, per Management. Acquirer estimates as per Wall Street equity analyst estimates.

(3)       Transaction costs as per Management estimates. Assumes that Acquirer will assume 100.0% of Target outstanding debt

(4)       Per Management, Target’s balance sheet is pro forma for sale of Tranche III assets to Australian LPT and pro forma for refinancing of debt at One Landmark with Target’s credit facility

VI.                                          Process Overview

Sale of the Company

Key Issues

Principles	Process
• Maximize shareholder value	• Is now the right time to sell RRR?
• Impact on Company	• Current deal environment extremely attractive
• Impact on RRR’s employees	• REIT valuations close to all-time high
• Disruption to business in short term	• What is the right buyer universe to contact?
• Difficulty in retention of employees over time	• What kind of process to run?
• Impact of RRR’s key business initiatives	• Exclusivity
• Impact on the community	• Four or five logical buyers
• Full auction process (with or without public announcement)
• Tax / structural issues

Process Overview

We believe that the process will take place in three phases:

•                  Board Pre-Assessment (Week of 7/10)

•                  Evaluate the potential pricing range

•                  Identify several credible buyers and devise a proposed timetable

•                  Board to evaluate whether to move forward with sale process

•                  Gather due diligence materials

•                  Due Diligence (Weeks of 7/17, 7/24, 7/31)

•                  Execute confidentiality agreements with identified buyers and provide due diligence information over a set due diligence period (i.e., two weeks)

•                  Distribute merger agreement during the second week of due diligence period

•                  Deal Execution (Week of 8/7)

•                  Receive initial bids and merger agreement markups from buyers

•                  Board to evaluate bids and go back to 2-3 lead bidders for “best and final” offer

•                  Negotiate final merger agreement, evaluate final bids and Board to decide whether to approve the transaction

Preliminary Transaction Timetable

July 2006
S	M	T	W	T	F	S
						1
2	3	4*	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31

August 2006
S	M	T	W	T	F	S
		1	2	3#	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31

* Holiday

# Earnings Call

Week	Action	Responsibility
Week of 7/10	• Presentation to Board on potential valuation, credible potential bidders and deal process; Board’s decision whether to move forward with sale process	• RA, AD, RC
	• Begin assembling due diligence information for virtual dataroom	• RA, AD
	• Prepare confidentiality agreements	• RC

Week of 7/17	• Continue to provide due diligence items for virtual dataroom	• RA, RC
	• Contact identified bidders	• AD
	• Negotiate and execute confidentiality agreements with identified bidders	• RA, B
	• Begin initial draft of merger agreement	• RC
	• Provide bidders with due diligence information through virtual dataroom	• AD, RC

Week of 7/24	• Continue business, legal and accounting due diligence process with potential bidders	• RA, AD, RC
	• Answer follow-up requests/questions	• RA, AD, RC
	• Provide draft merger agreement to potential bidders (end of week)	• RC

RRR	RA	Financial Advisors	AD	RRR Counsel	RC	Buyer(s)	B

July 2006
S	M	T	W	T	F	S
						1
2	3	4*	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31

August 2006
S	M	T	W	T	F	S
		1	2	3#	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31

* Holiday

# Earnings Call

Week	Action	Responsibility
Week of 7/31	• Continue business, legal and accounting due diligence process with potential bidders	• RA, AD, RC
	• Face-to-face management meetings with bidders	• RA, AD, RC
	• Formulate external communication strategy	• RA, AD, RC
	• Release Q2:06 financial statements (2 August 2006); earnings call (3 August 2006)	• RA
	• Substantially Negotiate merger agreement with bidders	• RC, B

Weeks of	• Receive bids	• AD
7/31 -8/7	• Board meeting to analyze bids and update process; Board to identify leading 2-3 bidders	• RA, AD, RC
	• Provide feedback to leading 2-3 bidders	• AD
	• Receive “best and final” bids	• AD
	• Finalize negotiations on merger agreement	• RC, B
	• Board meeting to analyze “best and final” bids / authorize transaction	• RA, AD, RC
	• Execute merger agreement	• RA, RC, B
	• Issue press release	• RA

RRR	RA	Financial Advisors	AD	RRR Counsel	RC	Buyer(s)	B

Potential Buyer Universe

Priority Buyers	Potential Buyers	Not Likely Buyers

• Bidder A	• Bidder E	• Bidder H

• Bidder B	• Bidder F	• Bidder I

• Bidder C	• Bidder G	• Bidder J

• SL Green		• Bidder K

• Bidder D

Illustrative High Level Due Diligence List

•                  Historical property level financials

•                  10 Year DYNA models and associated backup and key assumptions

•                  Key outputs from Company model (2006 & 2007)

•                  Details on fee income and promote opportunities

•                  Historical capex details

•                  Key legal agreements (joint venture, debt, mezzanine & participating loan, letters of credit, employment, etc.)

•                  Development pipeline information

•                  Organizational information (org charts, legal entity charts, etc.)

•                  Historical and projected G&A details

•                  Summary of estimated transaction costs

•                  Tax-related information

•                  Copies of leases above a certain threshold

•                  Other assorted schedules and information (i.e., balance sheet details, tax receipts, etc.)

•                  Employee benefits information

•                  SEC materials

•                  Historical Litigation

•                  Insurance

•                  Environmental